Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-41437 and 333-87378) and on Forms S-8 (Nos. 33-65058, 333-38912, 333-61925 and 333-122172) of Forest City Enterprises, Inc. of our report dated March 30, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Cleveland, OH
March 31, 2005